Exhibit 5.1

Opinion of Hallett & Perrin

March 16, 2005

Viseon, Inc.
8445 Freeport Parkway, Suite 245
Irving, Texas 75063

Re: Viseon, Inc. — Registration Statement on Form S-8

Gentlemen:

      We have served as counsel for Viseon, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 1,600,000 shares (the “Shares”) of Common Stock of the Company to be issued upon the exercise of awards under the Company’s 1994 Stock Plan.

      We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

      We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Hallett & Perrin, P.C.
Hallett & Perrin, P.C.

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